SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Exxon Mobil Corporation

(Name of Registrant as Specified in Its Charter)

Engine No. 1 LLC

Engine No. 1 LP

Engine No. 1 NY LLC

Christopher James

Charles Penner

Gregory J. Goff

Kaisa Hietala

Alexander Karsner

Anders Runevad

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Proxy advisor PIRC recommends activist nominees in Exxon boardroom battle

Reuters, Jennifer Hiller

May 12, 2021, 2:45PM EDT

Governance advisor Pensions & Investment Research Consultants (PIRC) on Wednesday recommended Exxon Mobil Corp (XOM.N) shareholders vote in favor of four hedge fund nominees in a bitter proxy fight seeking to overhaul the oil giant's board.

Exxon and activist hedge fund Engine No. 1 are battling over board seats and Exxon's strategy to meet demands for lower-carbon energy. The fund has nominated four board candidates and criticized existing directors for a lack of "credible plan" as energy markets shift to cleaner fuels.

London-based PIRC is the first of the major proxy advisory firms to comment ahead of the company's May 26 shareholder vote. Its report did not detail the reasons for its director recommendations.

It advised Exxon shareholders to vote for activist fund nominees - Gregory Goff, Anders Runevad, Kaisa Hietala and Alexander Karsner - and against five existing Exxon board members including Chief Executive Darren Woods.

PIRC also recommended shareholders vote to split the combined CEO-board chairman roles. A separate chair can provide "independent oversight" of management, it wrote.

Exxon's recent earnings show "our plans are delivering shareholder value" and a vote for the hedge fund's nominees "pose a clear risk to our future and the dividend," spokesman Casey Norton said.

Engine No.1, which counts three pension funds among backers of its slate, said it was "pleased" by the proxy recommendation. It opposes the re-election of Exxon directors' Steven Kandarian, Douglas Oberhelman, Samuel Palmisano, and Wan Zulkiflee.

PIRC urged support for shareholder proposals calling for greater disclosures on lobbying, reports on political contributions and how net-zero carbon emissions scenarios would impact the business.

Its report said allowing shareholders to vote on the company's climate strategy and goals, would be "in the long-term interests of shareholders."

Exxon has rejected the activist slate and has urged no votes on the proposals to split its chairman and CEO roles, and on the climate-related reports.

Important Information

Engine No. 1 LLC, Engine No. 1 LP, Engine No. 1 NY LLC, Christopher James, Charles Penner (collectively, “Engine No. 1”), Gregory J. Goff, Kaisa Hietala, Alexander Karsner, and Anders Runevad (collectively and together with Engine No. 1, the “Participants”) have filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of WHITE proxy to be used in connection with the solicitation of proxies from the shareholders of Exxon Mobil Corporation (the “Company”). All shareholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants, as they contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying WHITE proxy card will be furnished to some or all of the Company’s shareholders and is, along with other relevant documents, available at no charge on Engine No.1's campaign website at https://reenergizexom.com/materials/ and the SEC website at http://www.sec.gov/.

Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the definitive proxy statement filed by the Participants with the SEC on March 15, 2021. This document is available free of charge from the sources described above.

Engine No. 1 has neither sought nor obtained the consent from any third party to use any statements or information contained herein that have been obtained or derived from statements made or published by such third parties. Any such statements or information should not be viewed as indicating the support of such third parties for the views expressed herein.